UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 4, 2014

COMMONWEALTH REIT

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

(617) 332-3990

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

In this Current Report on Form 8-K, the terms “we,” “us” and “our” refer to CommonWealth REIT.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Our Board of Trustees, at a meeting held on January 4, 2014, increased its size from five to seven Trustees and, pursuant to a recommendation of the Board’s Nominating and Governance Committee, appointed Ronald J. Artinian and Ann Logan to fill the vacancies created by the increase in the size of the Board. Mr. Artinian will serve as an Independent Trustee in Group III, with a term expiring at our 2016 annual meeting of shareholders, and Ms. Logan will serve as an Independent Trustee in Group II, with a term expiring at our 2015 annual meeting of shareholders. Both of these new Independent Trustees were identified by the search firm Korn / Ferry International and were recommended to join the Board by our Nominating and Governance Committee, which is comprised solely of Independent Trustees.

Mr. Artinian joins the Board as a long-tenured independent director for public companies and an accomplished investment banker.  He has served on the board of trustees of the Reserve Funds, a group of public mutual funds, since 2006. He has served as the lead independent trustee of the Reserve Funds and a member of the audit committee. Mr. Artinian has also served on the board of First Real Estate Investment Trust of New Jersey since 1992, and he is currently chair of the audit committee and a member of the executive and compensation committees of that publicly-listed REIT. Mr. Artinian previously served on the board of directors as well as a member of the audit and finance committees of NYMAGIC, Inc., an insurance holding company, and on the board of directors and a member of the audit committee of Laser Mortgage Management, Inc., a specialty finance company that primarily invested in mortgage loans, both of which were listed on the New York Stock Exchange.  During a career on Wall Street that lasted more than 25 years, Mr. Artinian spent the majority of his time at Lehman Brothers, Inc. and Smith Barney, Inc. as a senior executive.  Mr. Artinian has a B.A. from the University of Pennsylvania and a M.B.A. from the Wharton School of Business.

The Board concluded that Mr. Artinian is qualified to serve as one of our Independent Trustees based upon, among other things, his service on the board and board committees of a number of public companies, including another REIT, his experience in and knowledge of the investment banking industry, his demonstrated leadership and management abilities, his professional training, skills and expertise in, among other things, finance matters and his qualifying as an Independent Trustee in accordance with the requirements of the New York Stock Exchange, the Securities and Exchange Commission and our declaration of trust and bylaws.

Ms. Logan joins the Board with substantial public company board experience and senior executive experience in the real estate industry. Ms. Logan served as an independent director of PHH Corporation, a New York Stock Exchange-listed company providing mortgage and fleet management services, from 2005 to 2010.  As a director of PHH Corporation, Ms. Logan chaired the finance and risk management committee and served on the audit and compensation committees.  Ms. Logan was also previously employed in various senior executive capacities at the Federal National Mortgage Association, a government sponsored enterprise which serves to expand the secondary mortgage market by securitizing mortgages, from 1985 to 2000, including as Executive Vice President of the Single-Family Mortgage Business from 1998 to 2000, and Executive Vice President and Chief Credit Officer from 1993 to 1998.  Ms. Logan has an A.B. from Bryn Mawr College and a M.B.A. from Columbia University.

The Board concluded that Ms. Logan is qualified to serve as one of our Independent Trustees based upon, among other things, her experience in and knowledge of the mortgage, credit and real estate industries, her professional skills, training and expertise in finance and risk management matters, her demonstrated leadership and management abilities and her qualifying as an Independent Trustee in accordance with the requirements of the New York Stock Exchange, the Securities and Exchange Commission and our declaration of trust and bylaws.

For their service as Trustees, Mr. Artinian and Ms. Logan will be entitled to the compensation we generally provide to our Trustees, with the annual cash fees approximately prorated. A summary of our currently effective trustee compensation is filed as Exhibit 10.1 to our Current Report on Form 8-K dated May 14, 2013 and is incorporated herein by reference.  In accordance with our publicly disclosed Trustee compensation policy, the Board expects that each of Mr. Artinian and Ms. Logan will be granted 2,000 common shares of beneficial interest on the date of the first Board meeting attended.

In connection with their appointment, we entered into an indemnification agreement with each of Mr. Artinian and Ms. Logan, effective as of January 4, 2014, on substantially the same terms as the agreements previously entered into between us and each of our other Trustees. We have previously filed a form of indemnification agreement entered into by our Trustees with us as Exhibit 10.3 to our Current Report on Form 8-K dated May 8, 2012, which form is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ John C. Popeo
	Name:	John C. Popeo
	Title:	Treasurer and Chief Financial Officer

Date: January 9, 2014